UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information for Peoples Bancorp Inc. and Subsidiaries ("Peoples" refers to Peoples Bancorp Inc. and its consolidated subsidiaries collectively, except where the context indicates the reference solely to Peoples Bancorp Inc.) combines the historical consolidated financial position and results of operations of Peoples and NB&T Financial Group, Inc. ("NB&T), as an acquisition by Peoples of NB&T using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of NB&T will be recorded by Peoples at their respective fair values as of the date the merger is completed. The pro forma financial information presented should be read in conjunction with Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and NB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.
The unaudited pro forma condensed combined balance sheets give effect to the merger as if the transaction had occurred on June 30, 2014. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2014 and year ended December 31, 2013, give effect to the merger as if the transaction had become effective on January 1, 2014 and January 1, 2013, respectively.
The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Peoples, and the historical consolidated financial statements and related notes thereto of NB&T.

PEOPLES BANCORP INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheets
As of June 30, 2014

	Peoples As Reported	NB&T As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
(Dollars in thousands)
Assets
Cash and cash equivalents	$53,962	$52,089	$13,583	a	$119,634
Investment securities	664,987	170,431	—		835,418
Loans, including loans held for sale, net of deferred fees and costs	1,322,788	390,586	(12,887)	b	1,700,487
Allowance for loan losses	(17,384)	(3,715)	3,715	c	(17,384)
Net loans	1,305,404	386,871	(9,172)		1,683,103
Bank premises and equipment, net	33,122	16,509	—		49,631
Goodwill	71,843	3,625	34,934	d	110,402
Other intangible assets	7,430	210	5,398	e	13,038
Other assets	27,144	22,461	1,710	f	51,315
Total assets	$2,163,892	$652,196	$46,453		$2,862,541
Liabilities
Deposits	$1,660,918	$560,777	$1,022	g	$2,222,717
Borrowings	234,684	14,310	(3,535)	h	245,459
Accrued expenses and other liabilities	24,019	6,172	—		30,191
Total liabilities	1,919,621	581,259	(2,513)		2,498,367
Stockholders’ Equity
Common stock	176,406	1,000	118,903	i	296,309
Additional paid-in capital	—	12,834	(12,834)	j	—
Retained earnings	85,902	60,184	(60,184)	k	85,902
Accumulated other comprehensive (loss) income, net of deferred income taxes	(2,994)	1,537	(1,537)	l	(2,994)
Treasury stock	(15,043)	(4,618)	4,618	m	(15,043)
Total stockholders’ equity	244,271	70,937	48,966		364,174
Total liabilities and stockholders’ equity	$2,163,892	$652,196	$46,453		$2,862,541
Common shares outstanding	10,926,436	3,429,560	1,614,273		15,970,269

PEOPLES BANCORP INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Income Statement
For the Six Months Ended June 30, 2014

	Peoples As Reported	NB&T As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
(Dollars in thousands, except per share data)
Interest income	$36,768	$11,307	$633	n	$48,708
Interest expense	5,243	733	(206)	n	5,770
Net interest income	31,525	10,574	839		42,938
Provision for loan losses	591	410	—		1,001
Net interest income after provision for loan losses	30,934	10,164	839		41,937
Total other income	19,874	4,040	—		23,914
Total other expenses	38,820	11,194	651	n	50,665
Income before income taxes	11,988	3,010	188		15,186
Income tax expense	3,727	588	66	o	4,381
Net income	$8,261	$2,422	$122		$10,805
Earnings per share - basic	$0.77	$0.71			$0.69
Earnings per share - diluted	$0.76	$0.70			$0.68
Weighted-average number of shares outstanding - basic	10,696,129	3,429,560			15,739,962
Weighted-average number of shares outstanding - diluted	10,807,688	3,437,966			15,859,355

PEOPLES BANCORP INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended December 31, 2013

	Peoples As Reported	NB&T As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
(Dollars in thousands, except per share data)
Interest income	$67,071	$22,472	$1,265	n	$90,808
Interest expense	11,686	1,844	(412)	n	13,118
Net interest income	55,385	20,628	1,677		77,690
(Recovery of) provision for loan losses	(4,410)	2,590	—		(1,820)
Net interest income after (recovery of) provision for loan losses	59,795	18,038	1,677		79,510
Total other income	37,554	9,642	—		47,196
Total other expenses	68,265	22,391	1,302	n	91,958
Income before income taxes	29,084	5,289	375		34,748
Income tax expense	11,510	1,046	131	o	12,687
Net income	$17,574	$4,243	$244		$22,061
Earnings per share - basic	$1.65	$1.24			$1.41
Earnings per share - diluted	$1.63	$1.24			$1.40
Weighted-average number of shares outstanding - basic	10,581,222	3,419,259			15,615,455
Weighted-average number of shares outstanding - diluted	10,679,417	3,430,717			15,724,328

Note 1.   Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the planned merger of Peoples and NB&T, and the private placement issuance of common equity by Peoples that occurred in August 2014, as if the transactions had occurred as of the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger and common equity issuance been consummated at the beginning of the earliest periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which is currently expected to be completed late in the fourth quarter of 2014 or in the first quarter of 2015, is subject to approval of Peoples' and NB&T's shareholders; the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals and the accuracy of the representations and warranties of each party (subject to certain exceptions); the performance in all material respects by each party of its obligations under the merger agreement; and other conditions customary for transactions of this type.
The merger will be accounted for as an acquisition by Peoples using the acquisition method of accounting. Accordingly, the assets and liabilities of NB&T will be recorded at their respective fair values and the values used represent management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analysis to determine the fair value of NB&T's tangible and identifiable intangible assets and liabilities as of the date the merger. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of NB&T, as compared with the information shown in the unaudited pro forma condensed combined financial information, may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to NB&T’s stockholders’ equity through the date the merger is completed will also change the purchase price allocation, which may include the recorded value of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Note 2.   Purchase Price Allocation

The pro forma adjustments include the adjustments made to apply acquisition accounting to record the merger transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill and adjustments to acquired impaired loans, are amortized/accreted based on the estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated using the statutory tax rate of 35%.
Under the terms of the merger agreement, shareholders of NB&T will receive 0.9319 shares of Peoples' common stock and $7.75 in cash for each share of NB&T common stock. Based upon the volume weighted average closing price of Peoples’ common stock for the twenty trading days ending August 1, 2014, the transaction is valued at $31.00 per share.

The allocation of purchase price is detailed in the following table:

(Dollars in thousands, except per share data)
Pro Forma Purchase Price
NB&T common shares outstanding at merger announcement		3,429,560
Cash purchase price per share		$7.75
Cash consideration		26,580
Number of common shares of Peoples to be issued for each share of NB&T		0.9319
Price per Peoples share, based on 20-day volume weighted average closing price as of August 1, 2014		$24.95
Common stock consideration		79,740
Total pro forma purchase price		$106,320

NB&T Net Assets at Fair Value
Assets
Cash and cash equivalents	$52,089
Investment securities	170,431
Loans, including loans held for sale, net of deferred fees and costs	377,699
Bank premises and equipment, net	16,509
Goodwill	—
Other intangible assets	5,608
Other assets	24,171
Total assets	646,507
Liabilities
Deposits	561,799
Borrowings	10,775
Accrued expenses and other liabilities	6,172
Total liabilities	578,746
Net assets		$67,761
Preliminary pro forma goodwill		$38,559

Note 3.   Estimated Amortization/Accretion of Purchase Accounting Adjustments

The following table summarizes the estimated amortization/accretion of purchase accounting adjustments reflected in the pro forma financial statements on the future pre-tax net income of Peoples after the acquisition of NB&T:

	For the Year Ended December 31,
(Dollars in thousands)	2013	2014	2015	2016	2017
Loans, including loans held for sale, net of deferred fees and costs (1)	$1,265	$1,036	$803	$568	$332
Other intangible assets	(1,302)	(1,134)	(962)	(789)	(616)
Deposits	756	266	—	—	—
Borrowings	(344)	(331)	(317)	(301)	(286)
Net increase (decrease) in pre-tax net income	$375	$(163)	$(476)	$(522)	$(570)
(1) Accretion is calculated based on the difference between the fair value and outstanding principal balance of acquired nonimpaired loans, recognized over the remaining term of the loans.

Note 4.   Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a statutory 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.	Cash and cash equivalents were adjusted by the estimated cash purchase price for the transaction and the proceeds from the private placement issuance of common equity.

b.	Loans, including loans held for sale, net of deferred fees and costs were adjusted to reflect credit, liquidity and interest rates resulting in a discount on NB&T's portfolio.

c.
Allowance for loan losses was adjusted by removing NB&T's allowance for loan losses, as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan loss is prohibited.

d.
Goodwill was adjusted to remove NB&T's goodwill and record the estimated goodwill generated as a result of the total purchase price and the fair value of assets purchased exceeding the fair value of liabilities assumed.

e.	Other intangible assets were adjusted to remove NB&T's core deposit intangible assets and record the estimated core deposit intangible asset resulting from the transaction.

f.	Other assets were adjusted to record the estimated deferred tax asset resulting from the transaction.

g.	Deposits were adjusted to reflect current interest rates and spreads resulting in a premium on NB&T's deposits.

h.	Borrowings were adjusted to reflect credit, liquidity and interest rates resulting in a discount on NB&T's trust preferred securities.

i.	Common stock was adjusted to eliminate NB&T's common stock and reflect the issuance of common stock in the purchase of NB&T and private placement issuance of common equity.

j.	Additional paid-in capital was adjusted to eliminate NB&T's additional paid-in capital.

k.	Retained earnings was adjusted to eliminate NB&T's retained earnings.

l.	Accumulated other comprehensive (loss) income was adjusted to eliminate NB&T's accumulated other comprehensive income.

m.	Treasury stock was adjusted to eliminate NB&T's treasury stock.

n.	Interest income, interest expense, and other expenses were adjusted for estimated amortization/accretion based on acquisition accounting adjustments.

o.	Income tax expense adjusted based on a statutory tax rate of 35%.